------------------------------
                                                        OMB APPROVAL
                                               ------------------------------
                                               OMB Number 3235-0287
                                               Expires:
                                               Estimated average burden
                                               hours per response: ...... 0.5
                                               ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[X] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

_______________________________________________________________________________
1.   Name and Address of Reporting Person*

  Haslehurst                        Geoffrey               P.
-------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)
c/o Command Security Corporation
Boundary House, Cricket Field Road
-------------------------------------------------------------------------------
                                    (Street)

Uxbridge, Middlesex, UB81QG, United Kingdom
-------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


_______________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

Command Security Corporation CMMD

_______________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



_______________________________________________________________________________
4.   Statement for Month/Year

5/01

_______________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


===============================================================================
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
_______________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
_______________________________________________________________________________


===============================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
===============================================================================



                                                                                                6.
                                                 4.                              5.             Owner-
                                                 Securities Acquired (A) or      Amount of      ship
                                    3.           Disposed of (D)                 Securities     Form:     7.
                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                      2.            Code         -----------------------------   Owned at End   (D) or    Indirect
1.                    Transaction   (Instr. 8)                                   of Month       Indirect  Beneficial
Title of Security     Date          ------------ Amount       (A) or (D) Price   (Instr. 3      (I)       Ownership
(Instr. 3)            (mm/dd/yy)     Code     V                                  and 4)         (Instr.4) (Instr. 4)
--------------------------------------------------------------------------------------------------------------------

Common Stock          5/10/01        P           23,500       A          $0.90      23,500      D
  par value $.0001

Common Stock                                                                     1,367,339      I         By
  par value $.0001                                                                                        Reliance
                                                                                                          Security
                                                                                                          Group, plc

=================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                                                       (Over)

Table II - Derivative Securities Acquired, Disposed of, or Beneficially
           Owned (e.g., puts, calls, warrants, options, convertible securities)

===============================================================================

                                                                                                             10.
                                                                                                   9.        Owner-
                                                                                                   Number    ship
                                                                                                   of        Form
           2.                                                                                      Deriv-    of
           Conver-                    5.                                 7.                        ative     Deriv-    11.
           sion                       Number of                          Title and Amount          Secur-    ative     Nature
           or                         Derivative    6.                   of Underlying     8.      ities     Secur-    of
           Exer-             4.       Securities    Date                 Securities        Price   Bene-     ity:      In-
           cise     3.       Trans-   Acquired (A)  Exercisable and      (Instr. 3 and 4)  of      ficially  Direct    direct
           Price    Trans-   action   or Disposed   Expiration Date      ----------------  Deriv-  Owned     (D) or    Bene-
1.         of       action   Code     of(D)         (Month/Day/Year)               Amount  ative   at End    In-       ficial
Title of   Deriv-   Date     (Instr.  (Instr. 3,    -------------------            or      Secur-  of        direct    Owner-
Derivative ative    (Month/  8)       4 and 5)      Date        Expira-            Number  ity     Month     (I)       ship
Security   Secur-   Day/     ------   ------------  Exer-       tion               of      (Instr. (Instr.   (Instr.   (Instr.
(Instr. 3) ity      Year)    Code V   (A)   (D)     cisable     Date     Title     Shares  5)      4)        4)        4)
---------------------------------------------------------------------------------------------------------------------------------

Warrant                                A            Immediately 9/31/01    150,000 $  1.875                  I         By
                                                                                                                       Reliance
                                                                                                                       Security
                                                                                                                       Group, plc

Warrant                                A            Immediately 11/10/04   150,000 $1.03125                  I         By
                                                                                                                       Reliance
                                                                                                                       Security
                                                                                                                       Group, plc

Warrant                                A            11/13/01    11/13/05 2,298,092 $   1.25                  I         By
                                                                                                                       Reliance
                                                                                                                       Security
                                                                                                                       Group, plc

====================================================================================================================================

Explanation of Responses:


         /s/ Geoffery P. Haslehurst                            May 31, 2001
---------------------------------------------            ----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.